SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                 Date of Report:  June 20, 1997


                      PRIDE COMPANIES, L.P.
     (Exact name of Registrant as specified in its charter)


                            Delaware
 (State or other jurisdiction of Incorporation or Organization)


        1-10473                           75-2313597
(Commission file number)      (I.R.S. Employer Identification No.)


           1209 North Fourth
             Abilene, Texas                               79601
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code: (915) 674-8000
Item 1.  Changes in Control of Registrant

               None


Item 2.  Acquisition or Disposition of Assets

               None


Item 3.  Bankruptcy or Receivership

               None


Item 4.  Changes in Registrant's Certifying Accountant

               None


Item 5.  Other Events

     Pride Companies, L.P. ("Pride" or the "Company") announced on June 20, 1997 that it had executed a long-term product supply agreement (the "Agreement") with Texaco Trading & Transportation ("TTTI"), a wholly-owned subsidiary of Texaco, Inc. The Agreement has a 10-year primary term beginning upon completion of TTTI's recently announced new system of pipelines and terminals and has renewal provisions for up to an additional 10 years. It provides that Pride will purchase all gasoline and middle distillates (principally diesel and jet fuel), which it may desire to purchase, exclusively from TTTI. Pride will purchase gasoline, diesel and jet fuel from TTTI for delivery to Pride's existing customer base, which includes wholesale customers, exchange partners, and military bases, primarily using Pride's existing pipelines and terminals. Pride's strategic crude and product marketing assets include 105 trucks, over 40 crude oil injection stations, 1,122 miles of pipeline including two common carrier product pipelines, product terminals in Abilene, Aledo, and San Angelo, Texas and district offices in Abilene, Dallas, Graham, Lubbock, Midland and San Angelo, Texas.

     The Agreement calls for a sharing of margins between TTTI and Pride with a floor based on product prices at the U.S. Gulf Coast and an operative price referenced to local delivery point market prices. The Agreement includes provisions for price redetermination under certain circumstances after the first five years of the primary term. It provides for exclusivity in Pride's trade territory, with possible increased volume opportunities in Pride's trade territory, and future expansion into other adjacent locations. It is anticipated, but not required, that volumes to be purchased by Pride will exceed 20,000 barrels per day in the future. The Agreement includes provisions for early termination in certain circumstances including ongoing force majeure events and inability of the parties to agree on price redeterminations in certain circumstances.

     Pride is not required by the Agreement to discontinue its refining operations, but it is anticipated that such operations may, if the banks in its credit facility consent, as discussed below, be phased into a products and crude oil terminal operations within the next 12 months. Pride is in the process of evaluating the cost of such transition, costs of decommissioning equipment and related environmental compliance costs, and the Company currently estimates such costs at no more than $1.75 million. The Agreement with TTTI will allow Pride to expand its crude gathering operations, conducted under the name Pride Pipeline Company. It is contemplated that the arrangement with TTTI will enable Pride to transport crude oil it now gathers to attractive markets, including Cushing, Oklahoma. Currently a large portion of Pride Pipeline Company gathered crude oil is restricted to use as refinery feed stock. The Company anticipates that the new arrangement will produce operating cash flows similar to the level that Pride has experienced for the last four years. However, the Company believes that cash flows should be less volatile since the Agreement will result in more stable product margins and eventually decrease Pride's exposure to volatility in refining margins. The Company also believes that the Agreement will better enable Pride to remain competitive as environmental standards change and the industry trends toward consolidation and realignments in the future.

     Pride has not received approval from the banks in its credit facility to discontinue or phase down refinery operations, and the banks may or may not grant that consent. Such consent is required under the current loan agreement prior to discontinuance or phase down of the refinery. Pride will continue its previously announced efforts to refinance with additional third party creditors its letter of credit facility, revolving loan, term and senior secured notes ("Phase III"). Pride does not plan to accelerate any phase down of refinery operations until the refinancing is completed or the banks' consent is obtained which, until that time, will limit Pride's ability to fully realize the benefits of the Agreement. If the refinancing is completed or the banks' consent is obtained and the company holds these assets for disposal, it is possible a loss would be recognized on such assets.

Forward Looking Statements

     This Form 8-K contains certain forward looking statements. Such statements are indicated by words or phrases such as "anticipate," "estimate," "believes," "contemplates" and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on the anticipated impact of the Agreement discussed above are (i) the timely completion of TTTI's new system of pipelines and terminals, (ii) the margins on the gasoline and middle distillates subject to the Agreement, (iii) the ultimate term of the Agreement, (iv) the impact of current and future laws and governmental regulations affecting the Partnership's operations, and (v) the Partnership's ability to obtain necessary bank consents or refinance with additional third party creditors.


Item 6.  Resignations of Registrant's Directors

               None


Item 7.  Financial Statements and Exhibits

               None


Item 8.  Change in Fiscal Year

               None


Item 9.  Sales of Equity Securities Pursuant to Regulation S.

               None




                            SIGNATURE



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              PRIDE COMPANIES, L.P.
                              (Registrant)

                              By:  Pride Refining, Inc.
                                   its Managing General Partner



Date:  June 20, 1997          By:  ______________________________
                                   Brad Stephens
                                   Chief Executive Officer